Exhibit 23.2

CONSENT OF GRANT A. MALENSEK

I consent to all references to my name and any quotation from, or summarization of, the technical report summary entitled “Technical Report on the Bullfrog Project, Garfield County, Utah, USA,” dated May 9, 2025, effective as of December 31, 2024 (the “Bullfrog Technical Report”); the technical report summary entitled “Technical Report on the Roca Honda Project, McKinley County, State of New Mexico, USA” dated February 22, 2022, effective as of December 31, 2021 (the “New Mexico Technical Report”); the technical report summary entitled “Technical Report on the Nichols Ranch Project, Campbell and Johnson Counties, Wyoming, USA,” dated February 22, 2022, effective December 31, 2021, as amended February 8, 2023 (the “Wyoming Technical Report”); and the technical report summary entitled “Technical Report on the Updated Pre-Feasibility Study, Pinyon Plain Mine, Coconino County, Arizona, USA” dated February 19, 2026, effective as of December 31, 2025 (the “Arizona Technical Report”, and together with the Bullfrog Technical Report, the New Mexico Technical Report, and the Wyoming Technical Report, “Technical Reports”), and any other references to my name, included or incorporated by reference in:

(i)    the Annual Report on Form 10-K for the period ended December 31, 2025 (the “10-K”) of Energy Fuels Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto;

(ii)    the Company’s Form S-3 Registration Statements (File Nos. 333-278193 and 333-226878), and any amendments or supplements thereto; and

(iii)    the Company’s Form S-8 Registration Statements (File Nos. 333-217098, 333-205182, 333-194900, 333-226654, 333-254559, 333-278611 and 333-286685), and any amendments or supplements thereto.

I further consent to the filing of the Technical Reports as exhibits thereto.

/s/ Grant A. Malensek
Grant A. Malensek, P.Eng.
Technical Director - Mining Advisory

Date: February 26, 2026